MANAGEMENT'S REPORT
Mississippi Power Company 1997 Annual Report

The management of Mississippi Power Company has prepared--and is responsible for--the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based upon a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting control maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of four directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Mississippi Power Company in conformity with generally accepted accounting principles.




/s/ Dwight H. Evans
Dwight H. Evans
President and Chief Executive Officer

/s/  Michael W. Southern
Michael W. Southern
Vice President, Secretary, Treasurer and
Chief Financial Officer

February 11, 1998

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Mississippi Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Mississippi Power Company (a Mississippi corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1997 and 1996, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 10 through 25) referred to above present fairly, in all material respects, the financial position of Mississippi Power Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





/s/  Arthur Andersen LLP
Atlanta, Georgia
February 11, 1998

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
 CONDITION
Mississippi Power Company 1997 Annual Report
RESULTS OF OPERATIONS

Earnings

Mississippi Power Company's net income after dividends on preferred stock for 1997 was $54.0 million, reflecting a 2.4 percent or $1.3 million increase above 1996. The increased earnings is due to lower operating expenses.

    In 1996, earnings were $52.7 million, up $0.2 million from the prior year. Earnings reflected a modest increase in energy sales, an annual retail rate decrease of $3.0 million under the Environmental Compliance Overview Plan (ECO
Plan) and an annual retail increase of $4.5 million under the Performance Evaluation Plan (PEP) which became effective in October 1996.

Revenues

The following table summarizes the factors impacting operating revenues for the past three years:

                                      Increase (Decrease)
                                        from Prior Year
                              -------------------------------------
                                  1997       1996         1995
                              -------------------------------------
                                       (in thousands)
    Retail --
       Change in base
        rates (PEP and
        ECO Plan)            $ 3,177       $   (402)     $  2,694
       Sales growth              109         11,187         4,045
       Weather                (1,118)        (5,585)        4,513
       Fuel cost
        recovery
        and other                948         (1,255)        3,806
    ---------------------------------------------------------------
    Total retail               3,116          3,945        15,058
    ---------------------------------------------------------------
    Sales for resale --
       Non-affiliates          5,464          7,776         3,698
       Affiliates            (11,606)        14,139        (1,847)
    ---------------------------------------------------------------
    Total sales for
       resale                 (6,142)        21,915         1,851
    Other operating
       revenues                2,585          1,616           482
    ---------------------------------------------------------------
    Total operating
       revenues             $   (441)       $27,476       $17,391
    ===============================================================
    Percent change              (0.1)%          5.3%         3.5%
    ---------------------------------------------------------------

Retail revenues in 1997 were $417 million, up 0.8 percent from the corresponding amount in 1996. The increase in retail revenues was primarily caused by the October 1996 PEP retail rate increase, as mentioned above, and the January 1997 ECO Plan retail rate increase of $0.9 million. Retail revenues for 1996 when compared to 1995 reflected a 1.0 percent increase due to modest growth in energy sales to industrial, commercial and residential customers, as well as changes in retail revenues due to the ECO Plan and PEP. Changes in base rates reflect any rate changes made under the PEP and ECO Plan.

    Under the fuel cost recovery provision, recorded fuel revenues are equal to recorded fuel expenses, including the fuel component and the operation and maintenance component of purchased energy. Therefore, changes in recoverable fuel expenses are offset with corresponding changes in fuel revenues and have no effect on net income.

    Energy sales to non-affiliates include economy sales and amounts sold under short-term contracts. Sales for resale to non-affiliates are influenced by those utilities' own customer demand, plant availability, and the cost of their predominant fuels -- oil and natural gas.

    Included in sales for resale to non-affiliates are revenues from rural electric cooperative associations and municipalities located in southeastern Mississippi. Energy sales to these customers increased 3.6 percent in 1997 and
6.4 percent in 1996, with the related revenues rising 1.6 percent and 7.1 percent, respectively. The customer demand experienced by these utilities is determined by factors very similar to Mississippi Power's.

    Sales for resale to non-territorial utilities are primarily under long-term contracts consisting of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. Under these long-term contracts, the capacity and energy components were:

                          1997         1996           1995
                        -------------------------------------
                                    (in thousands)
   Capacity            $       8     $     -        $   268
   Energy                  1,896       3,761          3,627
   ----------------------------------------------------------
   Total                  $1,904      $3,761         $3,895
   ==========================================================

    Capacity revenues for Mississippi Power varied due to changes in the contracts and in the allocation of transmission capacity revenues throughout the Southern electric system. Most of the Company's capacity revenues are derived from transmission charges.

Mississippi Power Company 1997 Annual Report


    Sales to affiliated companies within the Southern electric system will vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have no material impact on earnings.

    Below is a breakdown of kilowatt-hour sales for 1997 and the percent change for the last three years:

                          Amount           Percent Change
    (millions of       -----------   ------------------------------
    kilowatt-hours)      1997         1997        1996      1995
                       ----------    ------------------------------
   Residential           2,039         (2.0)%       1.9%     6.2%
   Commercial            2,408          4.0         3.3      6.7
   Industrial            3,982          0.6         3.8     (0.9)
   Other                    40          2.6         1.9      1.1
                       ----------
   Total retail          8,469          0.9         3.2      2.9
   Sales for
      resale --
       Non-affiliates    2,895          6.2         9.4     (2.4)
       Affiliates          479        (31.0)      184.7     39.7
                       ----------
   Total                11,843          0.2         8.7      2.2
   ================================================================

    Total retail energy sales for 1997 compared to 1996 and for 1996 compared to 1995 increased primarily due to growth in the number of customers served by the Company.

    The Company anticipates continued growth in energy sales as the economy improves within its service area. The casino industry and ancillary services, such as lodging, food, transportation, etc., are some of the factors which may influence the economy of the Company's service area. Also, energy demand is expected to grow as a result of a larger and more fully employed population.

Expenses

Total operating expenses for 1997 were $466 million, reflecting a decrease of $1.3 million or 0.3 percent when compared to the corresponding amount in 1996. The decrease was due primarily to lower administrative and general expenses. In 1996, total operating expenses increased by 6.6 percent when compared to the prior year due to higher fuel expenses, higher maintenance and higher depreciation and amortization.

      Fuel costs are the single largest expense for the Company. Fuel expenses for 1997 when compared to 1996 increased by 0.4 percent due to a 1.1 percent increase in generation. The increase in generation was due to the higher demand for energy in the retail sector. In 1997, expenses related to purchased power from non-affiliates decreased 19.1 percent and expenses related to purchased power from affiliates increased 13.7 percent due to the increased availability of energy within the Southern electric system.

      A comparison of 1996 to 1995 fuel costs reflects an increase that was due to a 21.7 percent increase in generation. This increased generation was due to higher demand for energy across the Southern electric system. Further, the higher demand for energy resulted in higher purchased power costs from non-affiliates and lower purchased power from affiliates of the Southern electric system.

    Purchased power consists mainly of energy purchases from affiliates in the Southern electric system. Purchased power transactions (both sales and purchases) among Mississippi Power and its affiliates will vary from period to period depending on demand and the availability and variable production cost at each generating unit in the Southern electric system.

Mississippi Power Company 1997 Annual Report


      The amount and sources of energy supply, the average cost of fuel per net kilowatt-hour generated, and the total average cost of energy supply (including purchased power) were as follows:

                                   1997     1996      1995
                                ------------------------------
Total generation
   (millions of
   kilowatt-hours)               10,289     10,180    8,368
Sources of energy
   supply (percent) --
     Coal                            70         70       58
     Gas                             13         12       15
     Oil                              *          *        *
     Purchased Power                 17         18       27
Average cost of fuel per
   net kilowatt-hour
   generated (cents) --
     Coal                          1.44       1.43     1.58
     Gas                           3.54       4.24     2.32
     Oil                              -       5.71     6.21
Total average cost
   of energy supply                1.57       1.56     1.53
--------------------------------------------------------------
* Not meaningful because of minimal generation from the fuel source.

    Other operation expense in 1997 decreased 3.5 percent from the amount recorded in 1996. The decrease was due to lower administrative and general expenses.

    Maintenance expenses in 1996 when compared to 1995 increased due to the timing of maintenance performed at Plants Daniel and Watson, as well as other projects.

    In 1996, as compared to 1995, depreciation and amortization increased primarily due to additional plant investment, higher depreciation rates beginning in 1996, and increased amortization of regulatory assets.

    Comparisons of taxes other than income taxes for 1997 to 1996 and for 1996 to 1995 show increases of 1.1 percent and 2.6 percent, respectively, due to higher municipal franchise taxes resulting from higher retail revenues.

Effects of Inflation

Mississippi Power is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical costs does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from regulatory matters to energy sales growth to a less regulated more competitive environment. Expenses are subject to constant review and cost control programs. See Note 2 to the financial statements under "Workforce Reduction Programs" for information regarding the Company's workforce reduction plan of 1997.

    The Company currently operates as a vertically integrated company providing electricity to customers within its traditional service area located in southeastern Mississippi. Prices for electricity provided by the Company to retail customers are set by the MPSC under cost-based regulatory principles.

    Mississippi Power is also maximizing the utility of invested capital and minimizing the need for capital by refinancing, decreasing the average fuel stockpile, raising generating plant availability and efficiency, and aggressively controlling the construction budget.

    Operating revenues will be affected by any changes in rates under the PEP, the Company's performance based ratemaking plan, and the ECO Plan. PEP has proven to be a stabilizing force on electric rates, with only moderate changes in rates taking place. The ECO Plan provides for recovery of costs (including costs of capital) associated with environmental projects approved by the Mississippi Public Service Commission (MPSC), most of which are required to comply with Clean Air Act Amendments of 1990 (Clean Air Act) regulations. The ECO Plan is operated independently of PEP. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

Mississippi Power Company 1997 Annual Report

    The Federal Energy Regulatory Commission (FERC) regulates the Company's wholesale rate schedules, power sales contracts and transmission facilities. The FERC is currently reviewing the rate of return on common equity included in these schedules and contracts and may require such returns to be lowered, possibly retroactively.

    Further discussion of PEP, the ECO Plan, and proceedings before the FERC is found in Note 3 to the financial statements herein.

    Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in Mississippi Power's service area.

    The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows Independent Power Producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets.

    Although the Energy Act does not permit retail transmission access, it has been a catalyst for some emerging restructuring and consolidation within the utility industry. There are federal and various state initiatives in various stages which would promote wholesale and retail competition. Certain of these initiatives would result in some form of separation of generation, transmission and distribution facilities. As these changes take place the structure of the utility industry could change. Restructuring initiatives are being discussed in Mississippi; none have been enacted to date. Enactment would have to encompass the resolution of numerous complex legislative, jurisdictional, financial and operational issues.

     Mississippi Power is subject to the provisions of Financial
Accounting Standards Board Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information. The inability of Mississippi Power to recover its investment, including regulatory assets, could have a material adverse effect on the financial condition of the Company.

    The Company is attempting to minimize or reduce its cost exposure. Continuing to be a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, unless Mississippi Power remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings.

    The Company is heavily dependent upon complex computer systems for all phases of its operations. The year 2000 issue--common to most corporations--concerns the inability of certain software and databases to properly recognize date sensitive information related to the year 2000 and thereafter. This problem could result in a material disruption to the company's operations, if not corrected. Mississippi Power has assessed and developed a detailed strategy to prevent or at least minimize problems related to the year 2000 issue. In 1997, resources were committed and implementation began to modify the affected information systems. Total costs related to the project are estimated to be approximately $4.8 million, of which $0.5 million was spent in 1997. Most all remaining costs will be expensed in 1998. Implementation is currently on schedule. Although, the degree of success of this project cannot be determined at this time, management believes that there will be no significant effect on the Company's operations.

Mississippi Power Company 1997 Annual Report


Exposure to Market Risk

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1997, exposure from these activities was not material to the Company's financial position, results of operations, or cash flows.

New Accounting Standards

The FASB has issued Statement No. 130, Reporting Comprehensive Income, which will be effective in 1998. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners (comprehensive income). Comprehensive income is the total of net income and all other non-owner changes in equity. The Company will adopt the new rules in 1998.

    The FASB has issued Statement No. 131, Disclosure about Segments of an Enterprise and Related Information. Southern Company adopted the new rules effective December 31, 1997. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. Mississippi Power adopted the new rules in 1997, and they did not have any significant impact on the Company's financial reporting. However, this conclusion may change as industry restructuring and competitive factors influence the Company's operations.

FINANCIAL CONDITION

Overview

The principal change in Mississippi Power's financial condition during 1997 was gross property additions to utility plant of $55 million. Funding for gross property additions and other capital requirements has been provided from operating activities, principally earnings and the non-cash charges to income of depreciation and amortization, and the issuance of preferred securities. The Statements of Cash Flows provide additional details.

Financing Activity

Retirements, including maturities during 1997, primarily related to preferred stock, totaled some $42 million. In February 1997, Mississippi Power Capital Trust I (Trust I), of which the Company owns all the common securities, issued $35 million of 7.75 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $36 million aggregate principal amount of the Company's 7.75 percent junior subordinated notes due February 15, 2037. (See the Statements of Cash Flows for further details.) Composite financing rates for the years 1995 through 1997 as of year-end were as follows:

                                   1997      1996       1995
                                 -----------------------------
   Composite interest rate on
       long-term debt              6.16%     6.03%    6.63%

   Composite preferred stock
       dividend rate               6.33%     6.58%    6.58%

   Composite interest rate on
       preferred securities        7.75%     -        -
   -----------------------------------------------------------

    The decrease in the composite dividend rate on preferred stock in 1997 is primarily the result of retirements.

Capital Structure

At year-end 1997, the Company's ratio of common equity to total capitalization, excluding long-term debt due within one year, was 52.0 percent, compared to 48.9 percent in 1996. The increase in equity ratio in 1997 is attributed to the reclassification of $35 million of long-term debt to a current liability.

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $450 million ($67 million in 1998, $92 million in 1999, and $291 million in 2000). The major emphasis within the construction program will be on the upgrade of existing facilities and the addition of combined cycle generation. In 1998, Mississippi Power received approval from the MPSC to build up to 1,000 megawatts of natural gas-fired combined cycle generation at Plant Daniel. Construction is expected to begin in 1999.

    Revisions may be necessary because of factors such as changes in business conditions, revised load projections, the availability and cost of capital, and changes in environmental regulations, and alternatives such as leasing.

Mississippi Power Company 1997 Annual Report

Other Capital Requirements

In addition to the funds required for the Company's construction program, approximately $155.1 million will be required by the end of 2000 for present sinking fund requirements and maturities of long-term debt. Mississippi Power plans to continue, when economically feasible, to retire higher cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected Mississippi Power and the other operating companies of Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating plants in the Southern electric system. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

    Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I compliance totaled approximately $65 million for Mississippi Power.

    For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. The full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

    Mississippi Power's ECO Plan is designed to allow recovery of costs of compliance with the Clean Air Act, as well as other environmental statutes and regulations. The MPSC reviews environmental projects and the Company's environmental policy through the ECO Plan. Under the ECO Plan, any increase in the annual revenue requirement is limited to 2 percent of retail revenues. Mississippi Power's management believes that the ECO Plan provides for recovery of the Clean Air Act costs. See Note 3 to the financial statements under "Environmental Compliance Overview Plan" for additional information.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. Also, in October 1997, the EPA issued a proposed regional ozone rule which-- if implemented-- could require substantial further reductions in NOx emissions from fossil-fueled generating facilities. Implementation of the standards and the proposed rule could result in significant additional compliance costs and capital expenditures that cannot be determined at this time.

    The EPA and state environmental regulatory agencies are reviewing and evaluating various matters including: emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. Upon identifying potential sites, the Company conducts studies, when possible, to determine the extent of any required cleanup costs. Should remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. A currently owned site where manufactured gas plant operations were located prior to the Company's ownership is being investigated for potential remediation. See Note 3 to the financial statements under "Environmental Compliance Overview Plan" for additional information.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the

Mississippi Power Company 1997 Annual Report

Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for lawsuits alleging damages caused by electromagnetic fields. The likelihood or outcome of such potential lawsuits cannot be determined at this time.

Sources of Capital

At December 31, 1997, the Company had $76.3 million of unused committed credit agreements. The Company had no short-term notes payable outstanding at year end 1997.

    It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from sources similar to those used in the past. These sources were primarily the issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for the Company's benefit by public authorities. Recently, the Company issued trust preferred securities and plans to issue unsecured debt in 1998. In this regard, Mississippi Power sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness the Company may incur.

    Mississippi Power is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficiently high enough to permit, at present interest rate levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

Cautionary Statement Regarding Forward-Looking Information

This annual report, including the foregoing Management's Discussion and Analysis, contains forward-looking statements in addition to historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies -- including acquisitions or dispositions of assets or internal restructuring -- that may be pursued by the Company; state and federal rate regulation; changes in or application of environmental and other laws and regulations to which the Company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports (including Form 10-K) filed from time to time by the Company with the SEC.

STATEMENTS OF INCOME
For the Years Ended December 31, 1997, 1996, and 1995
Mississippi Power Company 1997 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                                   1997            1996               1995
---------------------------------------------------------------------------------------------------------------------------
                                                                                               (in thousands)
Operating Revenues (Notes 1 and 3):
Revenues                                                                       $   533,445      $  522,199    $    508,862
Revenues from affiliates                                                            10,143          21,830           7,691
---------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                           543,588         544,029         516,553
---------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation--
   Fuel                                                                            142,059         141,532         111,071
   Purchased power from non-affiliates                                              14,536          17,960           6,019
   Purchased power from affiliates                                                  37,794          33,245          57,777
   Other                                                                           102,365         106,061         107,296
Maintenance                                                                         47,302          47,091          39,627
Depreciation and amortization                                                       45,574          44,906          39,224
Taxes other than income taxes                                                       44,034          43,545          42,443
Federal and state income taxes (Note 8)                                             31,968          32,618          34,486
---------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                           465,632         466,958         437,943
---------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                    77,956          77,071          78,610
Other Income (Expense):
Interest income                                                                        857             239             199
Other, net                                                                           2,368           4,145           4,962
Income taxes applicable to other income                                                588            (932)         (1,006)
---------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                                      81,769          80,523          82,765
---------------------------------------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                                          19,856          19,898          21,898
Interest on notes payable                                                               96           1,416           1,141
Amortization of debt discount, premium, and expense, net                             1,577           1,547           1,510
Other interest charges                                                                 574              40             786
Distributions on preferred securities of subsidiary trust                            2,369               -               -
---------------------------------------------------------------------------------------------------------------------------
Net interest charges                                                                24,472          22,901          25,335
---------------------------------------------------------------------------------------------------------------------------
Net Income                                                                          57,297          57,622          57,430
Dividends on Preferred Stock                                                         3,287           4,899           4,899
===========================================================================================================================
Net Income After Dividends on Preferred Stock                                  $    54,010       $  52,723    $     52,531
===========================================================================================================================
The accompanying notes are an integral part of these statements.




STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1997, 1996,  and 1995
Mississippi Power Company 1997 Annual Report

----------------------------------------------------------------------------------------------------------------------------------
                                                                                           1997            1996            1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            (in thousands)
Operating Activities:
Net income                                                                          $    57,297     $    57,622     $    57,430
Adjustments to reconcile net income to net
     cash provided by operating activities--
         Depreciation and amortization                                                   49,661          50,551          51,588
         Deferred income taxes                                                           (1,809)             74            (480)
         Other, net                                                                       3,206           9,443           5,338
         Changes in certain current assets and liabilities--
            Receivables, net                                                             (8,583)          5,118          (8,758)
            Inventories                                                                   3,148           4,973           3,962
            Payables                                                                      8,357           2,077          17,421
            Taxes accrued                                                                 2,515             532               -
            Other                                                                         1,465            (240)            681
----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                             115,257         130,150         127,182
----------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                                (55,375)        (61,314)        (67,570)
Other                                                                                      (489)         (2,258)         (1,697)
----------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                                  (55,864)        (63,572)        (69,267)
----------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds--
     Capital contribution                                                                     -              27               -
     First mortgage bonds                                                                     -               -          30,000
     Pollution control bonds                                                                  -               -          10,600
     Preferred securities                                                                35,000               -               -
     Other long-term debt                                                                     -          80,000               -
Retirements--
     Preferred stock                                                                    (42,518)              -               -
     First mortgage bonds                                                                     -         (45,447)         (1,625)
     Pollution control bonds                                                                (10)            (10)            (10)
     Other long-term debt                                                                     -         (55,000)        (40,689)
Payment of preferred stock dividends                                                     (3,287)         (4,899)         (4,899)
Payment of common stock dividends                                                       (49,400)        (43,900)        (39,400)
Miscellaneous                                                                            (1,804)         (2,932)           (568)
----------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                                  (62,019)        (72,161)        (46,591)
----------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                                  (2,626)         (5,583)         11,324
Cash and Cash Equivalents at Beginning of Year                                            7,058          12,641           1,317
----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                            $     4,432     $     7,058     $    12,641
==================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for--
     Interest (net of amount capitalized)                                           $    22,297     $    21,467     $    23,308
     Income taxes                                                                        33,450          34,072          36,908
----------------------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.





BALANCE SHEETS
At December 31, 1997 and 1996
Mississippi Power Company 1997 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
ASSETS                                                                                             1997                   1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (in thousands)

Utility Plant:
Plant in service, at original cost (Notes 1 and 6)                                           $   1,518,402        $   1,483,875
Less accumulated provision for depreciation                                                        559,098              526,776
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                   959,304              957,099
Construction work in progress                                                                       41,083               35,100
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            1,000,387              992,199
--------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                                         650                3,054
--------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                                            4,432                7,058
Receivables--
   Customer accounts receivable                                                                     32,220               26,364
   Regulatory clauses under recovery                                                                 7,619                7,300
   Other accounts and notes receivable                                                               8,666                7,468
   Affiliated companies                                                                              7,398                6,329
   Accumulated provision for uncollectible accounts                                                   (698)                (839)
Fossil fuel stock, at average cost                                                                  10,651               12,168
Materials and supplies, at average cost                                                             19,452               21,083
Current portion of accumulated deferred income taxes                                                 8,379                7,227
Prepayments                                                                                          1,791                4,744
Vacation pay deferred                                                                                5,030                4,806
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              104,940              103,708
--------------------------------------------------------------------------------------------------------------------------------
Deferred Charges:
Debt expense and loss, being amortized                                                              12,234               12,220
Deferred charges related to income taxes (Note 8)                                                   21,906               22,274
Long-term notes receivable                                                                           2,837                3,737
Workforce Reduction Plan                                                                            18,236                    -
Miscellaneous                                                                                        5,639                5,135
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                               60,852               43,366
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                 $   1,166,829        $   1,142,327
================================================================================================================================
The accompanying notes are an integral part of these statements.



BALANCE SHEETS (continued)
At December 31, 1997 and 1996
Mississippi Power Company 1997 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES                                                                     1997                 1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (in thousands)

Capitalization (See accompanying statements):
Common stock equity                                                                          $     387,824        $     383,734
Preferred stock                                                                                     31,896               74,414
Company obligated mandatorily redeemable preferred securities of
  subsidiary trust holding Company Junior Subordinated Notes (Note 9)                               35,000                    -
Long-term debt                                                                                     291,665              326,379
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              746,385              784,527
--------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Long-term debt due within one year (Note 11)                                                        35,020                   10
Accounts payable--
   Affiliated companies                                                                              8,548                4,136
   Regulatory clauses over recovery                                                                 15,476                8,788
   Other                                                                                            34,065               38,720
Customer deposits                                                                                    3,225                3,154
Taxes accrued--
   Federal and state income                                                                          1,101                    -
   Other                                                                                            33,859               32,445
Interest accrued                                                                                     4,098                4,384
Miscellaneous                                                                                       12,797               13,942
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              148,189              105,579
--------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                                         134,645              133,437
Accumulated deferred investment tax credits                                                         27,121               28,333
Deferred credits related to income taxes (Note 8)                                                   38,203               40,568
Postretirement benefits other than pension                                                          25,145               21,850
Accumulated provision for property damage (Note 1)                                                  13,991               12,955
Workforce Reduction Plan                                                                            15,700                    -
Miscellaneous                                                                                       17,450               15,078
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              272,255              252,221
--------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 2, 3, 4, and 5)
Total Capitalization and Liabilities                                                         $   1,166,829        $   1,142,327
================================================================================================================================
The accompanying notes are an integral part of these statements.



STATEMENTS OF CAPITALIZATION
At December 31, 1997 and 1996
Mississippi Power Company 1997 Annual Report
---------------------------------------------------------------------------------------------------------------------------
                                                                          1997            1996        1997        1996
---------------------------------------------------------------------------------------------------------------------------
                                                                             (in thousands)        (percent of total)
Common Stock Equity:
Common stock, without par value --
       Authorized -- 1,130,000 shares
       Outstanding -- 1,121,000 shares in
          1997 and 1996                                          $      37,691   $      37,691
Paid-in capital                                                        179,389         179,389
Premium on preferred stock                                                 327             372
Retained earnings  (Note 12)                                           170,417         166,282
---------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                              387,824         383,734          52.0%        48.9%
---------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$100 par value --
       Authorized -- 1,244,139 shares
       Outstanding --318,955 shares in 1997 and
           744,139 shares in 1996
          4.40%                                                            948           4,000
          4.60%                                                            874           2,010
          4.72%                                                          1,670           5,000
          6.32%                                                         15,000          15,000
          6.65%                                                          8,404           8,404
          7.00%                                                          5,000           5,000
          7.25%                                                              -          35,000
---------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $2,018,000)                       31,896          74,414           4.3         9.5
---------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
       Redeemable Preferred Securities (Note 9):
       $25 liquidation value -- 7.75%                                   35,000               -
---------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $2,713,000)                       35,000               -           4.7         -
---------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
       Maturity                    Interest Rates
       March 1, 1998               5 3/8%                               35,000          35,000
       August 1, 2000              6 5/8%                               40,000          40,000
       March 1, 2004               6.60%                                35,000          35,000
       June 1, 2023                7.45%                                35,000          35,000
       December 1, 2025            6 7/8%                               30,000          30,000
---------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                             175,000         175,000
Pollution control obligations (Note 10)                                 73,725          73,735
Other long-term debt (Note 10)                                          80,000          80,000
Unamortized debt premium (discount), net                                (2,040)         (2,346)
---------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
       requirement--$20,246,000)                                       326,685         326,389
Less amount due within one year (Note 11)                               35,020              10
---------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                    291,665         326,379          39.0        41.6
---------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                             $     746,385   $     784,527         100.0%      100.0%
===========================================================================================================================
The accompanying notes are an integral part of these statements.



STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1997, 1996, and 1995
Mississippi Power Company 1997 Annual Report

---------------------------------------------------------------------------------------------------------------------
                                                                             1997              1996             1995
---------------------------------------------------------------------------------------------------------------------
                                                                                          (in thousands)

Balance at Beginning of Period                                      $     166,282     $     157,459    $     144,328
Net income after dividends on preferred stock                              54,010            52,723           52,531
Cash dividends on common stock                                            (49,400)          (43,900)         (39,400)
Preferred stock transactions  and other, net                                 (475)                -                -
=====================================================================================================================
Balance at End of Period (Note 12)                                  $     170,417     $     166,282    $     157,459
=====================================================================================================================


STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1997, 1996, and 1995

---------------------------------------------------------------------------------------------------------------------
                                                                             1997              1996             1995
---------------------------------------------------------------------------------------------------------------------
                                                                                        (in thousands)

Balance at Beginning of Period                                      $     179,389     $     179,362    $     179,362
Contributions to capital by parent company                                      -                27                -
=====================================================================================================================
Balance at End of Period                                            $     179,389     $     179,389    $     179,362
=====================================================================================================================
The accompanying notes are an integral part of these statements.


                                                              15


NOTES TO FINANCIAL STATEMENTS
Mississippi Power Company 1997 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Mississippi Power Company is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, Southern Company Services (SCS), Southern Communications Services (Southern Communications), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), and Southern Energy Solutions, and other direct and indirect subsidiaries. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four southeastern states. Contracts among the companies--dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission. SCS provides, at cost, specialized services to Southern Company and to the subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Worldwide, Southern Energy develops and manages electricity and other energy related projects, including domestic energy trading and marketing. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Energy Solutions develops new business opportunities related to energy products and services.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. Mississippi Power is also subject to regulation by the FERC and the Mississippi Public Service Commission
(MPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the respective commissions. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and the actual results may differ from those estimates.

    Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

Mississippi Power is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets as of December 31 relate to:

                                            1997         1996
                                       -------------------------
                                             (in thousands)
Deferred income taxes                     $21,906      $22,274
Vacation pay                                5,030        4,806
Workforce reduction costs                       -        1,991
Workforce reduction plan of
1997                                       18,236            -
Premium on reacquired debt                  9,508       10,672
Deferred environmental costs                1,583        1,679
Property damage reserve                   (13,991)     (12,955)
Deferred income tax credits               (38,203)     (40,568)
Other, net                                 (2,982)      (2,882)
----------------------------------------------------------------
Total                                   $   1,087     $(14,983)
================================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off the net regulatory assets and liabilities related to that portion of operations that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine any impairment to other assets, including plant, and, write down the assets, if impaired, to their fair value.

Revenues

Mississippi Power accrues revenues for service rendered but unbilled at the end of each fiscal period. The Company's retail and wholesale rates include provisions to adjust billings for fluctuations in fuel, the energy component of purchased power costs and certain other costs. Retail rates also include

Mississippi Power Company 1997 Annual Report

provisions to adjust billings for fluctuations in costs for ad valorem taxes and certain qualifying environmental costs. Revenues are adjusted for differences between actual allowable amounts and the amounts included in rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1997, uncollectible accounts continued to average less than 1 percent of revenues.

Depreciation

Depreciation of the original cost of depreciable utility plant in service is provided by using composite straight-line rates which approximated 3.3 percent in 1997 and 1996, and 3.2 percent in 1995. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of facilities.

Income Taxes

Mississippi Power uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Utility Plant

Utility plant is stated at original cost. This cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. If applicable, the cost of maintenance, repairs, and replacement of minor items of property are charged to maintenance expense except for the maintenance of coal cars and a portion of the railway track maintenance, which are charged to fuel stock. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, all financial instruments of the Company for which the carrying amount does not approximate fair value, at December 31 are as follows:
                                    Carrying      Fair
                                    Amount        Value
                                    --------------------
                                         (in millions)
Long-term debt:
    At December 31, 1997              $327          $330
    At December 31, 1996               326           324
Preferred securities:
    At December 31, 1997                35            36
    At December 31, 1996                 -             -
--------------------------------------------------------

    The fair value for long-term debt and preferred securities was based on either closing market price or closing price of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when used or installed.

Provision for Property Damage

Mississippi Power is self-insured for the cost of storm, fire and other uninsured casualty damage to its property, including transmission and distribution facilities. As permitted by regulatory authorities, the Company provided for such costs by charges to income of $1.5 million in each of the years 1997, 1996 and 1995. The cost of repairing damage resulting from such events that individually exceed $50 thousand is charged to the accumulated provision to the extent it is available. Effective January 1995, regulatory treatment by the MPSC allowed a maximum accumulated provision of $18 million. As of December 31, 1997, the accumulated provision amounted to $14.0 million.

Mississippi Power Company 1997 Annual Report


2.  RETIREMENT BENEFITS

Pension Plan

Mississippi Power has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trust are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

Mississippi Power also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. The Company funds trusts to the extent deductible under federal income tax regulations or to the extent required by the Company's regulatory commissions. Amounts funded are primarily invested in debt and equity securities.

    FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service." The cost of postretirement benefits is reflected in rates on a current basis.


Funded Status and Cost of Benefits

The funded status of the plans and reconciliation to amounts reflected in the Balance Sheets at December 31 are as follows:

                                                 Pension
                                         ------------------------
                                             1997        1996
                                         ------------------------
                                              (in thousands)
   Actuarial present value of
     benefit obligation:
        Vested benefits                  $102,764     $92,091
        Non-vested benefits                 3,120       5,191
   --------------------------------------------------------------
   Accumulated benefit obligation         105,884      97,282
   Additional amounts related to
      projected salary increases           26,247      30,552
   --------------------------------------------------------------
   Projected benefit obligation           132,131     127,834
   Less:
      Fair value of plan assets           207,457     179,658
      Unrecognized net gain               (78,936)    (56,674)
      Unrecognized prior service cost       5,819       6,422
      Unrecognized transition asset        (4,904)     (5,449)
   --------------------------------------------------------------
   Accrued liability recognized
      in the Balance Sheets             $   2,695      $3,877
   ==============================================================


                                       Postretirement Benefits
                                       ------------------------
                                           1997         1996
                                       ------------------------
                                             (in thousands)
   Actuarial present value of
     benefit obligation:
       Retirees and dependents          $19,816      $20,841
       Employees eligible to retire       3,691        2,703
       Other employees                   19,910       17,564
   ------------------------------------------------------------
   Accumulated benefit obligation        43,417       41,108
   Less:
       Fair value of plan assets         12,916       10,210
       Unrecognized net (gain)/ loss     (1,980)       1,136
       Unrecognized transition
        obligation                        5,314        5,911
   ------------------------------------------------------------
   Accrued liability recognized in
       the Balance Sheets               $27,167      $23,851
   ============================================================

Mississippi Power Company 1997 Annual Report



    The weighted average rates assumed in the above actuarial calculations were:

                                1997        1996        1995
                              ---------------------------------
   Discount                      7.5%        7.8%       7.3%
   Annual salary increase        5.0         5.3        4.8
   Long-term return on
     plan assets                 8.5         8.5        8.5
   ------------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 8.8 percent for 1997, decreasing gradually to 5.5 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation as of December 31, 1997, by $3.3 million and the aggregate of the service and interest cost components of the net retiree cost by $0.3 million.

    Components of the plans' net cost are shown below:

                                               Pension
                                 --------------------------------
                                   1997         1996       1995
                                 --------------------------------
                                           (in thousands)
   Benefits earned during
      the year                    $4,015     $  3,842    $ 3,636
   Interest cost on
      projected benefit
      obligation                   9,408        9,310      8,434
   Actual (return) loss on
      plan assets                (30,680)     (20,438)   (32,232)
   Net amortization and
      deferral                    16,026        6,442     18,650
   --------------------------------------------------------------
   Net pension income            $(1,231)   $    (844)  $ (1,512)
   ==============================================================

    Of the above net pension income, $(0.9) million in 1997, $(0.6) million in 1996, and $(1.1) million in 1995 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.


                                        Postretirement Benefits
                                     ------------------------------
                                        1997      1996       1995
                                     ------------------------------
                                           (in thousands)
   Benefits earned during the year    $  867   $   958     $1,525
   Interest cost on accumulated
      benefit obligation               2,922     2,830      3,442
   Amortization of transition
      obligation over 20 years           362       362      1,027
   Actual (return) loss on
      plan assets                     (1,388)     (990)    (1,436)
   Net amortization and deferral         566       312        851
   ================================================================
   Net postretirement costs           $3,329    $3,472     $5,409
   ================================================================

    Of the above net postretirement costs recorded, $2.6 million in 1997, $2.8 million in 1996, and $3.9 million in 1995 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

Workforce Reduction Programs

During 1994, Mississippi Power and SCS instituted workforce reduction programs. The costs of the SCS workforce reduction program were apportioned among the various entities that form the Southern electric system, with the Company's portion amounting to $1.4 million. The Company instituted an early retirement incentive program in April 1994 and deferred the related costs of approximately $12.9 million. The Company received authority from the MPSC to defer these costs, as well as its portion of the costs of the SCS program, and to amortize over a period not to exceed 60 months, beginning no later than January 1995. The Company expensed $2.0 million, $5.3 million, and $4.0 million of the cost of these programs in 1997, 1996 and 1995, respectively. In 1997, Mississippi Power expensed its pro-rata share of the costs for affiliated companies' programs of $0.5 million.

    In 1997, approximately one hundred employees of Mississippi Power, in certain areas, including finance, environmental quality and external affairs, accepted the terms under a workforce reduction plan. The total cost to be incurred in connection with this voluntary plan is expected to be $18.2 million. The MPSC approved the deferral and amortization of these program costs over a period not to exceed 60 months beginning no later than July 1998. The unamortized balance of this program was $18.2 million at December 31, 1997.

Mississippi Power Company 1997 Annual Report

3.  LITIGATION AND REGULATORY MATTERS

Retail Rate Adjustment Plans

Mississippi Power's retail base rates are set under a Performance Evaluation Plan (PEP) approved by the MPSC in 1994. PEP was designed with the objective that the plan would reduce the impact of rate changes on the customer and provide incentives for Mississippi Power to keep customer prices low. PEP includes a mechanism for sharing rate adjustments based on the Company's ability to maintain low rates for customers and on the Company's performance as measured by three indicators that emphasize price and service to the customer. PEP provides for semiannual evaluations of Mississippi's performance-based return on investment. Any change in rates is limited to 2 percent of retail revenues per evaluation period. PEP will remain in effect until the MPSC modifies or terminates the plan. In September 1996, the MPSC under PEP approved a retail revenue increase of $4.5 million (1.06 percent of annual retail revenue) which became effective in October 1996. There were no PEP retail revenue changes for 1997.

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the operating companies' wholesale rate schedules and contracts that have a return on equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power and other similar contracts, including the Company's transmission facilities agreement discussed in Note 5 under "Lease Agreements."

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore, no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter is pending before the FERC.

    If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings -- as well as certain other contracts that reference these proceedings in determining return on common equity -- and if refunds were ordered, the amount of refunds could range up to approximately $4.1 million for Mississippi Power at December 31, 1997. Although management believes that rates are not excessive and that refunds are not justified, the final outcome of this matter cannot now be determined.

Environmental Compliance Overview Plan

The MPSC approved Mississippi Power's ECO Plan in 1992. The plan establishes procedures to facilitate the MPSC's overview of the Company's environmental strategy and provides for recovery of costs (including costs of capital) associated with environmental projects approved by the MPSC. Under the ECO Plan any increase in the annual revenue requirement is limited to 2 percent of retail revenues. However, the plan also provides for carryover of any amount over the 2 percent limit into the next year's revenue requirement. The ECO Plan had previously resulted in an annual retail rate increase of $3.7 million, effective in May 1995 which included $1.6 million of 1994 carryover and an annual retail rate increase of $7.6 million, effective in April 1994. The Company's 1996 annual filing under the ECO Plan resulted in a $3.0 million decrease in retail rates, effective in April 1996. In 1997, the Company's filing with the MPSC under the ECO Plan resulted in an annual retail rate increase of $0.9 million. The 1998 ECO filing, if approved by the MPSC, will result in a small decrease in customer prices.

    Mississippi Power conducts studies, when possible, to determine the extent of any required environmental remediation. Should remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. A currently owned site where manufactured gas plant operations were located prior to the Company's ownership is being investigated for potential remediation. The remedial investigation is near completion and is being conducted in conjunction with the Mississippi Department of Environmental Quality. In recognition of probable further study and remediation, the Company in 1995 recorded a liability and a deferred debit (regulatory asset) of $1.8 million, including feasibility study costs. The Company recognizes such costs as they are incurred and recovers them under the

Mississippi Power Company 1997 Annual Report


ECO Plan as provided in the Company's 1995 ECO order. As of December 31, 1997, the balance in the liability and regulatory asset accounts was $1.6 million. If this site were required to be remediated, industry studies show the Company could incur cleanup costs ranging from $1.5 million to $10 million before giving consideration to possible recovery of clean-up costs from other parties.

4.  CONSTRUCTION PROGRAM

Mississippi Power is engaged in continuous construction programs, the costs of which are currently estimated to total $67 million in 1998, $92 million in 1999, and $291 million in 2000.

    The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment and materials; and cost of capital. Significant construction will continue related to transmission and distribution facilities, the upgrading of generating plants, and the addition of combined cycle generation.

5.  FINANCING AND COMMITMENTS

Financing

Mississippi Power's construction program is expected to be financed from internal and other sources, such as the issuance of additional long-term debt and preferred stock and the receipt of capital contributions from Southern Company.

    The amounts of first mortgage bonds and preferred stock which can be issued in the future will be contingent upon market conditions, adequate earnings levels, regulatory authorizations and other factors.

    At December 31, 1997, Mississippi Power had total committed credit agreements with banks for $96.3 million. At year-end 1997, the unused portion of these committed credit agreements was $76.3 million. These credit agreements expire at various dates in 1998 and in 2000. Some of these agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option. In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks. At December 31, 1997, the Company had no short-term borrowings outstanding.

Assets Subject to Lien

Mississippi Power's mortgage indenture dated as of September 1, 1941, as amended and supplemented, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all the Company's fixed property and franchises.

Lease Agreements

In 1984, Mississippi Power and Gulf States Utilities Company (Gulf States) entered into a forty-year transmission facilities agreement whereby Gulf States began paying a use fee to the Company covering all expenses relative to ownership and operation and maintenance of a 500 kV line, including amortization of its original $57 million cost. For the three years ended 1997 use fees collected under this agreement, net of related expenses, amounted to $3.5 million each year, and are included within Other Income in the Statements of Income.

    In 1989, Mississippi Power entered into a twenty-two year lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was also entered into for twenty-two years. The Company has the option to purchase the 745 railcars at the greater of lease termination value or fair market value, or to renew the leases at the end of the lease term. In 1997, a third lease agreement for the use of 360 railcars was also entered into for three years, with a monthly renewal option for up to an additional nine months. All of these leases, totaling 1,105 railcars, were for the transport of coal at Plant Daniel.

    Gulf Power, as joint owner of Plant Daniel, is responsible for one half of the lease cost. The Company's share (50%) of the leases, charged to fuel inventory, was $2.0 million in 1997, and $1.7 million in both 1996 and 1995. The Company's annual lease payments for 1998 through 2002 will average approximately $2.2 million and after 2002, lease payments total in aggregate approximately $18 million.

Mississippi Power Company 1997 Annual Report


Fuel and Purchased Power Commitments

To supply a portion of the fuel requirements of its generating plants, Mississippi Power has entered into various long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum production levels, and other financial commitments.

Total estimated obligations at December 31, 1997 were as follows:

    Year                                       Fuel
                                           (in millions)
    1998                                       $137
    1999                                         88
---------------------------------------------------
    Total commitments                          $225
===================================================


Additional commitments for fuel will be required in the future to supply the Company's fuel needs.

     In 1996, Mississippi Power entered into agreements to purchase options for summer peaking power for the years 1997 through 2000. The Company has purchased options from power marketers for up to 250 megawatts of peaking power in 1997; 300 megawatts in 1998; 350 megawatts in 1999; and 400 megawatts in 2000. In 1997, Mississippi Power exercised its option to purchase 250 megawatts of peaking capacity. In June 1997, the MPSC approved Mississippi Power's request that it be allowed to earn a return on the capacity portion of this agreement. Mississippi Power expects to exercise its options to purchase 300 megawatts of summer peaking capacity in 1998.

6.  JOINT OWNERSHIP AGREEMENTS

Mississippi Power and Alabama Power own as tenants in common Units 1 and 2 at Greene County Electric Generating Plant (coal) located in Alabama; and Mississippi Power and Gulf Power own as tenants in common Daniel Electric Generating Plant (coal) located in Mississippi. At December 31, 1997, Mississippi Power's percentage ownership and investment in these jointly owned facilities were as follows:

                                            Company's
   Generating         Total      Percent      Gross    Accumulated
      Plant          Capacity   Ownership   Investment Depreciation
                   (Megawatts)                  (in thousands)
   Greene
    County
    Units 1 and  2    500         40%      $ 63,206       $30,168

   Daniel           1,000         50%       220,984        92,484
   ----------------------------------------------------------------

    Mississippi Power's share of plant operating expenses is included in the corresponding operating expenses in the Statements of Income.

7.  LONG-TERM POWER SALES AGREEMENTS

Mississippi Power and the other operating affiliates of Southern Company have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The capacity revenues have been $8,000 in 1997; $0 in 1996; and $268,000 in 1995.

8.  INCOME TAXES

At December 31, 1997, the tax-related regulatory assets and liabilities were $22 million and $38 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

Mississippi Power Company 1997 Annual Report

    Details of the federal and state income tax provisions are shown below:

                                     1997        1996       1995
                                 ---------------------------------
                                           (in thousands)
   Total provision for
      income taxes
   Federal --
      Currently payable           $27,651     $29,888    $32,546
      Deferred  --current year      8,171      13,816      5,122
                --reversal of
                 prior years       (9,236)    (14,913)    (7,039)
   ---------------------------------------------------------------
                                   26,586      28,791     30,629
   ---------------------------------------------------------------
   State --
      Currently payable             5,537       3,588      3,426
      Deferred  --current year      1,756       4,727      2,270
                --reversal of
                 prior years       (2,499)     (3,556)      (833)
   ---------------------------------------------------------------
                                    4,794       4,759      4,863
   ---------------------------------------------------------------
   Total                           31,380      33,550     35,492
   Less income taxes charged
      to other income                (588)        932      1,006
   ---------------------------------------------------------------
   Federal and state
      income taxes charged
      to operations               $31,968     $32,618    $34,486
   ===============================================================


    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities are as follows:

                                        1997             1996
                                   -----------------------------
                                           (in thousands)
   Deferred tax liabilities:
      Accelerated depreciation      $149,941         $148,667
      Basis differences               10,037           10,507
      Other                           25,097           19,285
   -------------------------------------------------------------
   Total                             185,075          178,459
   -------------------------------------------------------------
   Deferred tax assets:
      Other property
       basis differences              23,139           24,434
      Pension and
            other benefits             9,803            8,750
      Property insurance               5,351            4,955
      Unbilled fuel                      802            2,808
      Other                           19,714           11,302
   -------------------------------------------------------------
   Total                              58,809           52,249
   -------------------------------------------------------------
   Net deferred tax
      liabilities                    126,266          126,210
   Portion included in
      current assets, net              8,379            7,227
   -------------------------------------------------------------
   Accumulated deferred
      income taxes in the
      Balance Sheets                $134,645         $133,437
   =============================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $1.2 million in 1997, $1.4 million in 1996, and $1.5 million in 1995. At December 31, 1997, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                    1997      1996       1995
                                   -----------------------------
   Total effective tax rate          37%       37%        38%
   State income tax, net of
      federal income tax benefit     (3)       (3)        (3)
   Tax rate differential              1         1          -
   -------------------------------------------------------------
   Statutory federal tax rate        35%       35%        35%
   =============================================================

Mississippi Power Company 1997 Annual Report

    Mississippi Power and the subsidiaries of Southern Company file a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9. COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES

In February 1997, Mississippi Power Capital Trust I (Trust I), of which the Company owns all the common securities, issued $35 million of 7.75 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $36 million aggregate principal amount of the Company's 7.75 percent junior subordinated notes due February 15, 2037.

10. OTHER LONG-TERM DEBT

Details of pollution control obligations and other long-term debt are as follows:

                                                 December 31,
                                              1997        1996
                                          ---------------------
                                             (in thousands)
Obligations incurred in
  connection with the sale by
  public authorities of
  tax-exempt pollution control
  revenue bonds:
     5.8$% due 2007                         $   950       $ 960
     Variable rate due 2020                   6,550       6,550
     Variable rate due 2022                  16,750      16,750
     6.20% due 2023                          13,000      13,000
     5.65% due 2023                          25,875      25,875
     Variable due 2025                       10,600      10,600
   ------------------------------------------------------------
                                             73,725      73,735
   ------------------------------------------------------------
   Other long-term debt:
     Variable rates (6.10875% to
       6.18984% at 1/1/98) due 1999         50,000       50,000
   Variable rate due 2000                   30,000       30,000
   ------------------------------------------------------------
                                            80,000       80,000
   ------------------------------------------------------------
      Total                               $153,725     $153,735
   ============================================================

    Pollution control obligations represent installment or lease purchases of pollution control facilities financed by application of funds derived from sales by public authorities of tax-exempt revenue bonds. Mississippi Power has authenticated and delivered to the Trustee a like principal amount of first mortgage bonds as security for obligations under collateralized installment agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under these agreements. The 5.80% series of pollution control obligations has a cash sinking fund requirement of $20 thousand annually in 1998, 1999, 2000 and 2001.

11. LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year is as follows:

                                               1997        1996
                                             -------------------
                                                (in thousands)
   Bond improvement
      fund requirements                      $ 1,750      $1,750
   Less:
      Portion to be satisfied by
      certifying property additions            1,750       1,750
   -------------------------------------------------------------
   Redemptions of first mortgage bonds        35,000           -
   Pollution control bond cash
      sinking fund requirements (Note 10)         20          10
   -------------------------------------------------------------
   Total                                     $35,020   $      10
   =============================================================

    The first mortgage bond improvement fund requirement is one percent of each outstanding series authenticated under the indenture of Mississippi Power prior to January 1 of each year, other than first mortgage bonds issued as collateral security for certain pollution control obligations. The requirement must be satisfied by June 1 of each year by depositing cash or reacquiring bonds, or by pledging additional property equal to 166-2/3 percent of such requirement.

12. COMMON STOCK DIVIDEND RESTRICTIONS

Mississippi Power's first mortgage bond indenture and the corporate charter contain various common stock dividend restrictions. At December 31, 1997, approximately $118 million of retained earnings was restricted against the payment of cash dividends on common stock under the most restrictive terms of the mortgage indenture or corporate charter.

Mississippi Power Company 1997 Annual Report


13. QUARTERLY FINANCIAL DATA        (UNAUDITED)

Summarized quarterly financial data for 1997 and 1996 are as follows:

                                                      Net Income
                                                   After Dividends
   Quarter                Operating    Operating          On
   Ended                  Revenues     Income       Preferred Stock
   -------------------------------------------------------------------

   March 1997               $116,903     $17,132        $ 10,645
   June 1997                 128,915      19,340          12,618
   September 1997            171,874      30,441          25,163
   December 1997             125,896      11,043           5,584

   March 1996               $126,954     $18,074        $ 11,695
   June 1996                 136,749      17,691          11,400
   September 1996            156,603      27,670          21,784
   December 1996             123,723      13,636           7,844

    Mississippi Power's business is influenced by seasonal weather conditions and the timing of rate changes.

SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1997 Annual Report


-------------------------------------------------------------------------------------------------------------------------
                                                                                    1997            1996            1995
-------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                                               $543,588        $544,029        $516,553
Net Income after Dividends
     on Preferred Stock (in thousands)                                           $54,010         $52,723         $52,531
Cash Dividends on Common Stock (in thousands)                                    $49,400         $43,900         $39,400
Return on Average Common Equity (percent)                                           14.0            13.9           14.26
Total Assets (in thousands)                                                   $1,166,829      $1,142,327      $1,148,953
Gross Property Additions (in thousands)                                          $55,375         $61,314         $67,570
-------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                             $387,824        $383,734        $374,884
Preferred stock                                                                   31,896          74,414          74,414
Preferred stock subject to mandatory redemption                                        -               -               -
Company obligated mandatorily redeemable preferred securities                     35,000               -               -
Long-term debt                                                                   291,665         326,379         288,820
------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                   $746,385        $784,527        $738,118
=========================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                 52.0            48.9            50.8
Preferred stock                                                                      4.3             9.5            10.1
Company obligated mandatorily redeemable preferred securities                        4.7             -               -
Long-term debt                                                                      39.0            41.6            39.1
-------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                      100.0           100.0           100.0
=========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                 -               -          30,000
Retired                                                                                -          45,447           1,625
Preferred Stock (in thousands):
Issued                                                                                 -               -               -
Retired                                                                           42,518               -               -
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                            35,000               -               -
-------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                         Aa3             Aa3             Aa3
     Standard and Poor's                                                             AA-              A+              A+
     Duff & Phelps                                                                   AA-             AA-             AA-
Preferred Stock -
     Moody's                                                                          a1              a1              a1
     Standard and Poor's                                                               A               A               A
     Duff & Phelps                                                                    A+              A+              A+
-------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                      156,650         154,630         154,014
Commercial                                                                        31,667          30,366          29,903
Industrial                                                                           642             639             642
Other                                                                                200             200             194
-------------------------------------------------------------------------------------------------------------------------
Total                                                                            189,159         185,835         184,753
=========================================================================================================================
Employees (year-end)                                                               1,245           1,363           1,421
-------------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1997 Annual Report


----------------------------------------------------------------------------------------------------------------------------------
                                                                             1994            1993            1992            1991
----------------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                                        $499,162        $474,883        $434,447        $432,386
Net Income after Dividends
     on Preferred Stock (in thousands)                                    $49,157         $42,436         $36,790         $22,627
Cash Dividends on Common Stock (in thousands)                             $34,100         $29,000         $28,000         $28,500
Return on Average Common Equity (percent)                                   14.38           14.09           13.27            8.17
Total Assets (in thousands)                                            $1,123,711      $1,050,334        $791,283        $790,641
Gross Property Additions (in thousands)                                  $104,014        $139,976         $68,189         $53,675
----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                      $361,753        $321,768        $280,640        $273,855
Preferred stock                                                            74,414          74,414          74,414          39,414
Preferred stock subject to mandatory redemption                                 -               -               -               -
Company obligated mandatorily redeemable preferred securities                   -               -               -               -
Long-term debt                                                            306,522         250,391         238,650         304,150
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                            $742,689        $646,573        $593,704        $617,419
==================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                            48.7            49.8            47.3            44.4
Preferred stock                                                                10.0            11.5            12.5             6.4
Company obligated mandatorily redeemable preferred securities                   -               -               -               -
Long-term debt                                                                 41.3            38.7            40.2            49.2
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                 100.0           100.0           100.0           100.0
==================================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                     35,000          70,000          40,000          50,000
Retired                                                                    32,628          51,300         104,703               -
Preferred Stock (in thousands):
Issued                                                                          -          23,404          35,000               -
Retired                                                                         -          23,404               -           4,118
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                          -               -               -               -
----------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                  Aa3              A1              A1              A1
     Standard and Poor's                                                       A+              A+              A+              A+
     Duff & Phelps                                                             A+              A+              A+              A+
Preferred Stock -
     Moody's                                                                   a1              a1              a1              a1
     Standard and Poor's                                                        A               A               A               A
     Duff & Phelps                                                              A               A               A               A
----------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                               152,891         151,692         150,248         148,978
Commercial                                                                 29,276          28,648          28,056          27,441
Industrial                                                                    650             570             573             562
Other                                                                         189             190             189             400
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                     183,006         181,100         179,066         177,381
==================================================================================================================================
Employees (year-end)                                                        1,535           1,586           1,619           1,630
----------------------------------------------------------------------------------------------------------------------------------


                                      27A

SELECTED FINANCIAL AND OPERATING DATA
Mississippi Power Company 1997 Annual Report


----------------------------------------------------------------------------------------------------------------------------------
                                                                             1990            1989            1988            1987
----------------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)                                        $446,871        $442,650        $437,939        $455,843
Net Income after Dividends
     on Preferred Stock (in thousands)                                    $34,176         $38,576         $36,081         $35,200
Cash Dividends on Common Stock (in thousands)                             $27,500         $27,000         $27,600         $24,700
Return on Average Common Equity (percent)                                   12.36           14.43           14.03           14.68
Total Assets (in thousands)                                              $800,026        $786,570        $779,319        $764,068
Gross Property Additions (in thousands)                                   $49,009         $43,916         $54,550         $53,288
----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                      $279,833        $273,157        $261,473        $252,992
Preferred stock                                                            39,414          39,414          39,414          39,414
Preferred stock subject to mandatory redemption                             3,750           4,500           5,250           6,750
Company obligated mandatorily redeemable preferred securities                   -               -               -               -
Long-term debt                                                            270,724         277,693         287,525         294,811
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                            $593,721        $594,764        $593,662        $593,967
==================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                          47.1            45.9            44.1            42.6
Preferred stock                                                               7.3             7.4             7.5             7.8
Company obligated mandatorily redeemable preferred securities                   -               -               -               -
Long-term debt                                                               45.6            46.7            48.4            49.6
----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                100.0           100.0           100.0           100.0
==================================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                          -               -               -               -
Retired                                                                     4,000           3,823               -          29,701
Preferred Stock (in thousands):
Issued                                                                          -               -               -               -
Retired                                                                       750             750           1,500           1,500
Company Obligated Mandatorily Redeemable
     Preferred Securities (in thousands):
Issued                                                                          -               -               -               -
----------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                   A1              A1              A1              A1
     Standard and Poor's                                                       A+              A+              A+              A+
     Duff & Phelps                                                             A+              A+               5               5
Preferred Stock -
     Moody's                                                                   a1              a1              a1              a1
     Standard and Poor's                                                        A               A               A               A
     Duff & Phelps                                                              A               A               6               6
----------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                               147,738         147,308         146,750         146,273
Commercial                                                                 27,134          26,867          26,751          26,342
Industrial                                                                    574             525             478             438
Other                                                                         411             404             399             389
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                     175,857         175,104         174,378         173,442
==================================================================================================================================
Employees (year-end)                                                        1,842           1,750           1,831           1,898
----------------------------------------------------------------------------------------------------------------------------------


                                      27B

SELECTED FINANCIAL AND OPERATING DATA (continued)
Mississippi Power Company 1997 Annual Report


-------------------------------------------------------------------------------------------------------------------------
                                                                                    1997            1996            1995
-------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands):
Residential                                                                     $138,608        $137,055        $134,286
Commercial                                                                       134,208         131,734         131,034
Industrial                                                                       140,233         141,324         140,947
Other                                                                              4,193           4,013           3,914
-------------------------------------------------------------------------------------------------------------------------
Total retail                                                                     417,242         414,126         410,181
Sales for resale - non-affiliates                                                105,141          99,596          91,820
Sales for resale - affiliates                                                     10,143          21,830           7,691
-------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                         532,526         535,552         509,692
Other revenues                                                                    11,062           8,477           6,861
-------------------------------------------------------------------------------------------------------------------------
Total                                                                           $543,588        $544,029        $516,553
=========================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                    2,039,042       2,079,611       2,040,608
Commercial                                                                     2,407,520       2,315,860       2,242,163
Industrial                                                                     3,981,875       3,960,243       3,813,456
Other                                                                             40,508          39,297          38,559
-------------------------------------------------------------------------------------------------------------------------
Total retail                                                                   8,468,945       8,395,011       8,134,786
Sales for resale - non-affiliates                                              2,895,182       2,726,993       2,493,519
Sales for resale - affiliates                                                    478,884         693,510         243,554
---------------------------------------------------------------------------------------------------------------------------
Total                                                                         11,843,011      11,815,514      10,871,859
=========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                         6.80            6.59            6.58
Commercial                                                                          5.57            5.69            5.84
Industrial                                                                          3.52            3.57            3.70
Total retail                                                                        4.93            4.93            5.04
Total sales                                                                         4.50            4.53            4.69
Residential Average Annual Kilowatt-Hour Use Per Customer                         13,132          13,469          13,307
Residential Average Annual Revenue Per Customer                                  $892.68         $887.66         $875.69
Plant Nameplate Capacity Ratings (year-end) (megawatts)                            2,086           2,086           2,086
Maximum Peak-Hour Demand (megawatts):
Winter                                                                             1,922           2,030           1,637
Summer                                                                             2,209           2,117           2,095
Annual Load Factor (percent)                                                        59.1            60.7            60.0
Plant Availability - Fossil-Steam (percent)                                         92.4            91.8            92.1
-------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                70.0            70.4            58.0
Oil and gas                                                                         13.0            12.0            15.2
Purchased power -
     From non-affiliates                                                             3.0             6.5             2.4
     From affiliates                                                                14.0            11.1            24.4
-------------------------------------------------------------------------------------------------------------------------
Total                                                                              100.0           100.0           100.0
=========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                               10,078          10,038          10,249
Cost of fuel per million BTU (cents)                                              153.32          156.08          160.48
Average cost of fuel per net kilowatt-hour generated (cents)                        1.54            1.57            1.64
-------------------------------------------------------------------------------------------------------------------------


SELECTED FINANCIAL AND OPERATING DATA (continued)
Mississippi Power Company 1997 Annual Report


----------------------------------------------------------------------------------------------------------------------------------
                                                                            1994            1993            1992            1991
----------------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands):
Residential                                                              $124,257        $118,793        $109,781        $103,820
Commercial                                                                124,716         115,152         107,131         103,666
Industrial                                                                142,268         130,198         117,010         116,972
Other                                                                       3,882           3,760           3,533           5,869
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                              395,123         367,903         337,455         330,327
Sales for resale - non-affiliates                                          88,122          83,511          80,213          78,826
Sales for resale - affiliates                                               9,538          15,519          10,055          18,044
----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                  492,783         466,933         427,723         427,197
Other revenues                                                              6,379           7,950           6,724           5,189
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                    $499,162        $474,883        $434,447        $432,386
==================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                             1,922,217       1,929,835       1,804,858       1,832,266
Commercial                                                              2,100,625       1,933,685       1,811,042       1,768,441
Industrial                                                              3,847,011       3,623,543       3,536,634       3,297,247
Other                                                                      38,147          38,357          38,261          89,375
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                            7,908,000       7,525,420       7,190,795       6,987,329
Sales for resale - non-affiliates                                       2,555,914       2,544,982       2,687,917       2,706,320
Sales for resale - affiliates                                             174,342         426,919         280,443         617,696
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                  10,638,256      10,497,321      10,159,155      10,311,345
==================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                  6.46            6.16            6.08            5.67
Commercial                                                                   5.94            5.96            5.92            5.86
Industrial                                                                   3.70            3.59            3.31            3.55
Total retail                                                                 5.00            4.89            4.69            4.73
Total sales                                                                  4.63            4.45            4.21            4.14
Residential Average Annual Kilowatt-Hour Use Per Customer                  12,611          12,780          12,066          12,338
Residential Average Annual Revenue Per Customer                           $815.21         $786.71         $733.90         $699.11
Plant Nameplate Capacity Ratings (year-end) (megawatts)                     2,086           2,011           2,011           2,011
Maximum Peak-Hour Demand (megawatts):
Winter                                                                      1,636           1,401           1,386           1,267
Summer                                                                      1,874           1,872           1,755           1,682
Annual Load Factor (percent)                                                 63.4            60.0            60.8            61.5
Plant Availability - Fossil-Steam (percent)                                  85.4            88.0            92.0            89.8
----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                         56.0            63.5            60.4            64.1
Oil and gas                                                                  10.2             7.6             5.8             8.1
Purchased power -
     From non-affiliates                                                      1.2             1.3             1.2             0.7
     From affiliates                                                         32.6            27.6            32.6            27.1
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                       100.0           100.0           100.0           100.0
==================================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                        10,295          10,075           9,888          10,142
Cost of fuel per million BTU (cents)                                       165.96          170.13          162.27          177.52
Average cost of fuel per net kilowatt-hour generated (cents)                 1.71            1.71            1.60            1.80
----------------------------------------------------------------------------------------------------------------------------------


                                      29A

SELECTED FINANCIAL AND OPERATING DATA (continued)
Mississippi Power Company 1997 Annual Report


----------------------------------------------------------------------------------------------------------------------------------
                                                                             1990            1989            1988            1987
----------------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands):
Residential                                                              $102,243        $100,068         $96,711         $98,338
Commercial                                                                103,352         103,403          98,772          98,669
Industrial                                                                123,754         128,983         123,038         129,004
Other                                                                       6,078           5,992           5,874           5,723
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                              335,427         338,446         324,395         331,734
Sales for resale - non-affiliates                                          86,194          82,111          75,525          88,060
Sales for resale - affiliates                                              20,157          16,938          33,747          31,278
----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                  441,778         437,495         433,667         451,072
Other revenues                                                              5,093           5,155           4,272           4,771
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                    $446,871        $442,650        $437,939        $455,843
==================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                             1,804,838       1,741,855       1,686,722       1,658,327
Commercial                                                              1,718,074       1,686,302       1,607,988       1,555,044
Industrial                                                              3,311,460       3,204,208       2,879,457       2,862,632
Other                                                                      85,938          87,611          86,049          81,153
----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                            6,920,310       6,719,976       6,260,216       6,157,156
Sales for resale - non-affiliates                                       2,883,581       2,798,086       2,280,341       2,615,058
Sales for resale - affiliates                                             714,365         527,970       1,100,808         955,303
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                  10,518,256      10,046,032       9,641,365       9,727,517
==================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                  5.66            5.74            5.73            5.93
Commercial                                                                   6.02            6.13            6.14            6.35
Industrial                                                                   3.74            4.03            4.27            4.51
Total retail                                                                 4.85            5.04            5.18            5.39
Total sales                                                                  4.20            4.35            4.50            4.64
Residential Average Annual Kilowatt-Hour Use Per Customer                  12,228          11,842          11,499          11,356
Residential Average Annual Revenue Per Customer                           $692.70         $680.32         $659.30         $673.41
Plant Nameplate Capacity Ratings (year-end) (megawatts)                     1,998           1,998           1,966           1,966
Maximum Peak-Hour Demand (megawatts):
Winter                                                                      1,201           1,556           1,284           1,224
Summer                                                                      1,724           1,682           1,621           1,548
Annual Load Factor (percent)                                                 59.0            58.8            57.6            59.0
Plant Availability - Fossil-Steam (percent)                                  93.3            94.0            93.0            93.5
----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                         62.6            63.4            86.3            79.4
Oil and gas                                                                  14.0            13.5             4.8             5.3
Purchased power -
     From non-affiliates                                                      0.8             0.5             0.4             0.3
     From affiliates                                                         22.6            22.6             8.5            15.0
----------------------------------------------------------------------------------------------------------------------------------
Total                                                                       100.0           100.0           100.0           100.0
==================================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                        10,319          10,159          10,220          10,525
Cost of fuel per million BTU (cents)                                       183.27          178.38          185.13          194.46
Average cost of fuel per net kilowatt-hour generated (cents)                 1.89            1.81            1.89            2.05
----------------------------------------------------------------------------------------------------------------------------------

                                      29B